Exhibit 99

Release:	On receipt, Oct. 24, 2019
Media Contact:	Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Announces Third Quarter 2019 Results

Company Also Announces Common Stock Dividend

Company Highlights
•	Third quarter 2019 net income attributable to Principal Financial Group, Inc. (PFG) of $277.1 million, or $0.98 per diluted share
•	Third quarter 2019 non-GAAP operating earnings[1] of $345.3 million, or $1.23 per diluted share
•	Record assets under management (AUM) of $703.4 billion
•	Company declares fourth quarter 2019 common stock dividend of $0.55 per share; a 2 percent increase over fourth quarter 2018

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced results for third quarter 2019.

•	Net income attributable to PFG for third quarter 2019 of $277.1 million, compared to $456.3 million for third quarter 2018. Net income per diluted share of $0.98 for third quarter 2019 compared to $1.59 in the prior year quarter. Third quarter net income includes a $74.0 million after-tax loss, or $0.26 per diluted share, related to an impairment of an equity method investment.

o	As noted in Exhibit 1, third quarter 2019 net income reflected the results of the significant variances, including the annual actuarial assumption review, which decreased net income by $36.5 million, or $0.13 per diluted share.

o	As a reminder, third quarter 2018 net income benefited $112.8 million, or $0.40 per diluted share, from the significant variances outlined in Exhibit 1.

•	Non-GAAP operating earnings for third quarter 2019 of $345.3 million, compared to $481.2 million for third quarter 2018. Non-GAAP operating earnings per diluted share of $1.23 for third quarter 2019 compared to $1.67 for third quarter 2018.

o	Third quarter 2019 non-GAAP operating earnings reflected the following significant variances from expected as noted in Exhibit 1:

▪	Results of the annual actuarial assumption review decreased non-GAAP operating earnings by $32.9 million, or $0.12 per diluted share;

▪	$8.4 million, or $0.03 per diluted share, of transition and integration expenses from our recent acquisition of the Wells Fargo Institutional Retirement & Trust (IRT) business; and

▪	A net benefit of $7.0 million, or $0.03 per diluted share, from higher than expected encaje performance and lower than expected inflation, both in Latin America.

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

o	After excluding the significant variances noted in Exhibit 1, non-GAAP operating earnings decreased 10 percent over the strong prior year quarter.

•	Quarterly common stock dividend of $0.55 per share for fourth quarter 2019 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.18 per share, a 4 percent increase compared to the prior year trailing twelve-month period. The dividend will be payable on Dec. 27, 2019, to shareholders of record as of Dec. 3, 2019.

“At $345 million in the third quarter, and $1.5 billion over the trailing twelve months, Principal continues to deliver strong non-GAAP operating earnings, despite ongoing fee pressures and macroeconomic headwinds,” said Dan Houston, chairman, president and CEO. “Principal also delivered $6.9 billion of net cash flow in the third quarter, our strongest result in three years, with positive net cash flow for each of our asset management and accumulation segments.”

“Our acquisition of Wells Fargo’s Institutional Retirement & Trust business closed July 1st, and integration is progressing according to plan,” added Houston. “As expected, we’re already seeing a number of benefits emerge from the deal.  In addition to the acquisition, we’ve returned $627 million to shareholders through common stock dividends and share repurchases, bringing deployed capital to more than $1.8 billion through nine months.”

Other third quarter highlights

•	Principal closed the acquisition of the Wells Fargo IRT business on July 1.

o	Acquisition includes defined contribution, defined benefit, executive deferred compensation, employee stock ownership plans, intuitional trust and custody and institutional asset advisory businesses.

o	Acquired assets under administration (AUA) of $876.2 billion as of the end of third quarter.

•	Strong Morningstar investment performance[2]; 81 percent of fund level AUM had a 4- or 5-star rating. 49 percent of Principal’s investment options above median on a one-year basis, 75 percent on a three-year basis, and 78 percent on a five-year basis.

•	Retirement and Income Solutions (RIS) - Fee sales were $3.7 billion and net cash flow was $1.1 billion, reflecting a 10 percent increase in recurring deposits from the prior year quarter. Coupled with strong asset appreciation, end of period account values increased $14.1 billion, or 6 percent compared to a year ago, to $252.3 billion.

•	RIS-Spread account values were $49.6 billion, an 11 percent increase over the prior year quarter. Third quarter sales were $3.1 billion, including a record $1.3 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) AUM was a record $441.9 billion, including positive net cash flow of $2.9 billion. Pre-tax return on operating revenues less pass-through expenses[3] was 37.4 percent.

2 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

3 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

•	Principal International (PI) generated net cash flow of $1.6 billion, led by Brazil and Hong Kong, marking its 44th consecutive quarter of positive net cash flow. In addition, China had $2.8 billion of positive net cash flow, which is not included in reported net cash flow.

•	Specialty Benefits premium and fees[4] increased 7 percent compared to the year ago quarter driven by strong retention, sales and in-group growth.

•	Individual Life sales increased 29 percent over the year ago quarter with more than 60 percent of sales from the business market.

•	Continued strong capital position as we deployed $201.7 million of capital in third quarter 2019, including:

o	$153.0 million of common stock dividends with the $0.55 per share common dividend paid in the third quarter;

o	$43.7 million to repurchase 0.8 million shares of common stock; and

o	$5.0 million to a minority investment.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating earnings[5]	$85.1	$145.2	(41)%	$435.7	$529.6	(18)%
Net revenue[6]	$467.8	$400.6	17%	$1,616.3	$1,602.1	1%
Pre-tax return on net revenue[7]	18.2%	36.2%		27.0%*	33.1%*

*Pre-tax return on net revenue – Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on net revenue was 28.5 percent for third quarter 2019 and 32.5 percent for third quarter 2018.

•	Pre-tax operating earnings decreased $60.1 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings decreased by 8 percent primarily due to higher deferred acquisition cost (DAC) amortization expense and investments in the business.

•	Net revenue increased $67.2 million. Excluding the significant variances outlined in Exhibit 1, net revenue increased 26 percent due to the recent acquisition.

4 Premium and fees = premiums and other considerations plus fees and other revenues.

5 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

6 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

7 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating earnings	$84.6	$121.6	(30)%	$414.7	$423.0	(2)%
Net revenue	$128.6	$153.2	(16)%	$621.1	$572.4	9%
Pre-tax return on net revenue	65.8%	79.4%		66.8%*	73.9%*

*Pre-tax return on net revenue – Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on net revenue was 66.3 percent for third quarter 2019 and 71.4 percent for third quarter 2018.

•	Pre-tax operating earnings decreased $37.0 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings declined 12 percent primarily due to lower net revenue, higher DAC amortization expense, and investments in the business.

•	Net revenue decreased $24.6 million. Excluding the significant variances outlined in Exhibit 1, net revenue decreased 8 percent primarily due to unfavorable mortality experience and lower variable investment income in the current quarter.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating earnings	$123.0	$216.8	(43)%	$441.7	$586.5	(25)%
Operating revenues less pass-through expenses[8]	$332.6	$591.2	(44)%	$1,276.7	$1,589.5	(20)%
Pre-tax return on operating revenues less pass-through expenses	37.4%	37.0%		35.0%	37.3%
Total PGI assets under management (billions)	$441.9	$426.5	4%
PGI sourced assets under management (billions)	$212.4	$208.1	2%

•	Pre-tax operating earnings decreased $93.8 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings declined 6 percent primarily due to lower operating revenues less pass-through expenses and investments in the business.

•	Operating revenues less pass-through expenses decreased $258.6 million. Excluding the significant variances outlined in Exhibit 1, operating revenues less pass-through expenses decreased 2 percent due to lower performance fees and mix of business.

8 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating earnings	$108.9	$37.0	194%	$371.0	$297.8	25%
Combined[9] net revenue (at PFG share)	$267.6	$240.5	11%	$976.6	$965.3	1%
Pre-tax return on combined net revenue (at PFG share)	40.7%	15.4%		38.0%*	30.9%*
Assets under management (billions)	$163.9	$156.6	5%

*Pre-tax return on combined net revenue (at PFG share) – Excluding the third quarter actuarial assumption reviews, the trailing twelve month combined pre-tax return on net revenue (at PFG share) was 37.6 percent for third quarter 2019 and 36.3 percent for third quarter 2018.

•	Pre-tax operating earnings increased $71.9 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings increased 2 percent as growth in the business was partially offset by foreign currency translation headwinds.

•	Combined net revenue (at PFG share) increased $27.1 million. Excluding the significant variances outlined in Exhibit 1, combined net revenue increased 2 percent as growth in the business was partially offset by foreign currency translation headwinds.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating earnings	$101.5	$82.5	23%	$329.0	$274.9	20%
Premium and fees	$587.6	$548.0	7%	$2,291.1	$2,131.2	8%
Pre-tax return on premium and fees[10]	17.3%	15.1%		14.4%*	12.9%*
Incurred loss ratio	62.3%	61.1%		61.7%	62.0%

*Pre-tax return on premium and fees – Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on premium and fees was 13.5 percent for third quarter 2019 and 12.6 percent for third quarter 2018.

•	Pre-tax operating earnings increased $19.0 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings increased 15 percent primarily due to favorable claims experience and growth in the business.

•	Premium and fees increased $39.6 million reflecting strong retention, sales, and in-group growth.

•	Incurred loss ratio was at the low end of our expected range.

9 Combined net revenue: net revenue for all PI companies at 100 percent less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

10 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating earnings	$18.6	$43.2	(57)%	$161.1	$196.4	(18)%
Premium and fees	$384.0	$269.1	43%	$1,232.8	$1,091.0	13%
Pre-tax return on premium and fees	4.8%	16.1%		13.1%*	18.0%*

*Pre-tax return on premium and fees – Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on premium and fees was 17.2 percent for third quarter 2019 and 19.4 percent for third quarter 2018.

•	Pre-tax operating earnings decreased $24.6 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings decreased 11 percent from a strong prior year quarter as claims returned to expected levels.

~~•~~	Premium and fees increased $114.9 million. Excluding the significant variances outlined in Exhibit 1, premium and fees increased 5 percent due to growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q19	3Q18	% Change	3Q19	3Q18	% Change
Pre-tax operating losses	$(102.1)	$(52.9)	(93)%	$(362.8)	$(279.1)	(30)%

•	Pre-tax operating losses increased $49.2 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating losses increased 79 percent due to higher operating expenses partially due to a benefit from a tax settlement in the prior year quarter.

Exhibit 1

Principal Financial Group

Impact of 3Q 2019 and 3Q 2018 significant variances on quarterly net income attributable to PFG and non-GAAP operating earnings

(in millions, except per share data)

	Impacts of 3Q 2019 significant variances				Impacts of 3Q 2018 significant variances
	Actuarial assumption review	Acquisition transaction & integration costs	Encaje performance and inflation vs expected	Total 3Q19 significant variances	Actuarial assumption review	Accelerated performance fee and elevated expenses	Variable investment income	Total 3Q18 significant variances
Net income attributable to PFG	$(36.5)	$(8.4)	$7.0	$(37.9)	$32.1	$62.5	$18.2	$112.8
Net realized capital (gains) losses, as adjusted	3.6	-	-	3.6	(53.6)	-	-	(53.6)
Non-GAAP operating earnings	(32.9)	(8.4)	7.0	(34.3)	(21.5)	62.5	18.2	59.2
Income taxes	(6.9)	(2.3)	2.2	(7.0)	(22.1)	23.1	4.8	5.8
Non-GAAP pre-tax operating earnings	$(39.8)	$(10.7)	$9.2	$(41.3)	$(43.6)	$85.6	$23.0	$65.0

Per diluted share:
Net income	$(0.13)	$(0.03)	$0.03	$(0.13)	$0.12	$0.22	$0.06	$0.40
Net realized capital (gains) losses, as adjusted	(0.01)	-	-	(0.01)	(0.20)	0.00	0.00	(0.20)
Non-GAAP operating earnings	$(0.12)	$(0.03)	$0.03	$(0.12)	$(0.08)	$0.22	$0.06	$0.20
Weighted average diluted common shares outstanding	281.4	281.4	281.4	281.4	287.8	287.8	287.8	287.8

Segment pre-tax operating earnings (losses):
RIS-Fee	$(35.5)	$(3.4)	$-	$(38.9)	$7.7	$-	$2.0	$9.7
RIS-Spread	1.2	-	-	1.2	11.5	-	15.0	26.5
Retirement and Income Solutions	(34.3)	(3.4)	-	(37.7)	19.2	-	17.0	36.2

Principal Global Investors	-	-	-	-	-	85.6	-	85.6

Principal International	7.8	-	9.2	17.0	(53.5)	-	-	(53.5)

Specialty Benefits	20.5	-	-	20.5	6.2	-	6.0	12.2
Individual Life	(33.8)	-	-	(33.8)	(15.5)	-	-	(15.5)
U.S. Insurance Solutions	(13.3)	-	-	(13.3)	(9.3)	-	6.0	(3.3)

Corporate	-	(7.3)	-	(7.3)	-	-	-	-
Total segment pre-tax operating earnings	$(39.8)	$(10.7)	$9.2	$(41.3)	$(43.6)	$85.6	$23.0	$65.0

Income statement line item details of the 3Q18 and 3Q19 significant variances are available in our earnings conference call presentation on our website.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income available to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2018, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2019, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and loss of key vendor relationships or failure of a vendor to protect information of our customers or employees.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Friday, Oct. 25, 2019, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 5193169.
•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 5193169. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 1, 2019.
•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®11

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

###

11 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/19	9/30/18	9/30/19	9/30/18
Net income attributable to PFG	$277.1	$456.3	$1,329.8	$2,151.8
Net realized capital (gains) losses, as adjusted	68.2	24.9	159.0	4.9
Other after-tax adjustments	0.0	0.0	0.0	(524.5)
Non-GAAP Operating Earnings*	$345.3	$481.2	$1,488.8	$1,632.2
Income taxes	74.3	112.2	301.6	396.9
Non-GAAP Pre-Tax Operating Earnings	$419.6	$593.4	$1,790.4	$2,029.1

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$169.7	$266.8	$850.4	$952.6
Principal Global Investors	123.0	216.8	441.7	586.5
Principal International	108.9	37.0	371.0	297.8
U.S. Insurance Solutions	120.1	125.7	490.1	471.3
Corporate	(102.1)	(52.9)	(362.8)	(279.1)
Total Segment Pre-Tax Operating Earnings	$419.6	$593.4	$1,790.4	$2,029.1

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/19	9/30/18	9/30/19	9/30/18
Net income	$0.98	$1.59	$3.89	$4.52
Net realized capital (gains) losses, as adjusted	0.25	0.08	0.28	(0.10)
Non-GAAP Operating Earnings	$1.23	$1.67	$4.17	$4.42
Weighted-average diluted common shares outstanding (in millions)	281.4	287.8	281.3	290.0

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	9/30/19	12/31/18
Total assets (in billions)	$270.2	$243.0
Stockholders’ equity (in millions)	$14,872.8	$11,456.0
Total common equity (in millions)	$14,804.2	$11,390.0
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,143.5	$11,695.6
End of period common shares outstanding (in millions)	278.0	279.5
Book value per common share	$53.25	$40.75
Book value per common share excluding AOCI other than foreign currency translation adjustment	$43.68	$41.84

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	9/30/19	12/31/18
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$14,872.8	$11,456.0
Noncontrolling interest	(68.6)	(66.0)
Stockholders’ equity available to common stockholders	14,804.2	11,390.0
Net unrealized capital (gains) losses	(3,094.9)	(207.3)
Net unrecognized postretirement benefit obligation	434.2	512.9
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$12,143.5	$11,695.6

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$53.25	$40.75
Net unrealized capital (gains) losses	(11.13)	(0.74)
Net unrecognized postretirement benefit obligation	1.56	1.83
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$43.68	$41.84

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/19	9/30/18	9/30/19	9/30/18
Income Taxes:
Total GAAP income taxes (benefits)	$61.1	$109.1	$204.4	$(308.6)
Net realized capital gains (losses) tax adjustments	(5.5)	4.7	28.1	49.6
Tax benefit related to other after-tax adjustments	-	-	-	594.5
Income taxes related to equity method investments and noncontrolling interest	18.7	(1.6)	69.1	61.4
Income taxes	$74.3	$112.2	$301.6	$396.9

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(42.4)	$(5.5)	$(74.1)	$(3.1)

Recognition of front-end fee revenues	5.8	(0.9)	16.8	(3.4)
Market value adjustments to fee revenues	-	-	-	0.1
Net realized capital gains (losses) related to equity method investments	1.7	(0.9)	2.0	(5.9)
Derivative and hedging-related revenue adjustments	(17.9)	(15.8)	(67.2)	(62.6)
Sponsored investment fund adjustments	6.2	2.9	25.9	9.8
Amortization of deferred acquisition costs	(17.0)	1.7	(66.2)	11.9
Capital gains distributed – operating expenses	(16.3)	(12.0)	7.2	(20.6)
Amortization of other actuarial balances	(17.6)	4.2	(53.6)	14.3
Market value adjustments of embedded derivatives	51.0	4.1	73.8	16.5
Capital gains distributed – cost of interest credited	(13.7)	(5.7)	(31.3)	(10.2)
Net realized capital gains (losses) tax adjustments	(5.5)	4.7	28.1	49.6
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(2.5)	(1.7)	(20.4)	(1.3)
Total net realized capital gains (losses) after-tax adjustments	(25.8)	(19.4)	(84.9)	(1.8)

Net realized capital gains (losses), as adjusted	$(68.2)	$(24.9)	$(159.0)	$(4.9)

Other After-Tax Adjustments:
Contribution to PFG Foundation:
Pre-tax	$-	$-	$-	$(70.0)
Tax	-	-	-	26.2
Tax Cuts and Jobs Act:
Pre-tax	-	-	-	-
Tax	-	-	-	568.3
Total other after-tax adjustments	$-	$-	$-	$524.5

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	9/30/19	9/30/18	9/30/19	9/30/18
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$369.9	$632.8	$1,423.8	$1,756.4
Commissions and other expenses	(37.3)	(41.6)	(147.1)	(166.9)
Operating revenues less pass-through expenses	$332.6	$591.2	$1,276.7	$1,589.5

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$108.9	$37.0	$371.0	$297.8
Combined operating expenses other than pass-through commissions (at PFG share)	158.7	203.5	605.6	667.5
Combined net revenue (at PFG share)	$267.6	$240.5	$976.6	$965.3